Exhibit 99.1

                                  News Release

August 31, 2000                                          Symbols: WIZ - CDNX
                                                                  WIZZF - OTC BB

           WSI INTERACTIVE RETAINS INVESTOR RELATIONS FIRM CEOCAST.COM

WSi Interactive announced today the selection of CEOcast, Inc. as its new U.S. investor relations firm.

CEOcast's investor relations services will include daily contact with retail and institutional investors and the brokerage community, presentation to the Wall Street Community and management of Internet communications. CEOcast will be compensated $5,000 US per month for their services.

Mr. Sanidas stated, "We have selected CEOcast because we believe they are an ideal partner to assist us in raising our profile within the investment community."

Mr. Sanidas is currently featured in a recent interview at CEOcast.com. "We have been quite impressed by WSi's incubation team," said Ken Sgro, CEOcast President. "We believe their business model is extremely powerful and that they are positioned for the future of the Internet."

ABOUT CEOCAST

CEOcast (WWW.CEOCAST.COM) produces original and syndicated streaming broadcast interviews of chief executive officers at public and private news-making companies and distributes its programming to millions of online investors at over 700 financial web sites as well as to more than 20,000 portfolio managers, buy-side analysts and traders at more than 3,300 North American institutions. Content is also disseminated to over 7,000 investment research professionals representing over 425 institutions.

THE BUSINESS OF WSI

WSi Interactive Corporation is an innovative business development and marketing firm whose objective is to capitalize on content and infrastructure opportunities on the Internet. WSi builds, manages and markets online businesses in the financial, e-tail and e-commerce, entertainment, and e-advertising sectors.

WSi focuses on early-stage companies where it can add significant value to the investment through a network of relationships and strategic alliances, using its experience to help Internet companies to build traffic, develop brands, and capitalize on a variety of revenue streams.
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To receive information on WSi by e-mail or fax, please forward your Internet address/fax # to INFO@WS-I.COM/fax: 1-877-499-5806.

Investor Relations Toll Free: 1-888-388-4636
Website:  WWW.WS-I.COM

ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed nor accepted any responsibility for the adequacy or accuracy of the contents of this release.